Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2009 Stock Incentive Plan of our reports dated December 16, 2008, with respect to the consolidated financial statements of Take-Two Interactive Software, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2008, and the effectiveness of internal control over financial reporting of Take-Two Interactive Software, Inc. filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Ernst & Young LLP

New York, NY

April 21, 2009